Exhibit 10.47

LEASE TERMINATION AGREEMENT AND RELEASE

This Lease Termination Agreement and Release ("Agreement") is entered into as of February __, 2009, by and between The Realty Associates Fund VII, L.P., a Delaware limited partnership ("Landlord"), and Puredepth, Inc., a Delaware corporation ("Tenant”).

F A C T S

A.           On or about October 31, 2007, Landlord and Tenant entered into a Standard Office Lease (the "Lease") pursuant to which Landlord agreed to lease certain premises to Tenant commonly known as Suite 350, 3 Twin Dolphin, Redwood City, California (the "Premises").

B.           Landlord and Tenant have agreed to terminate the Lease on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Execution of New Lease.  Landlord’s obligations under this Agreement are conditioned and contingent upon Landlord entering into a new lease (the “New Lease”) with Precise Software Solutions, Inc.  (the “New Tenant”) for the Premises.  The terms of the New Lease shall be satisfactory to Landlord in Landlord’s sole and absolute discretion.  Landlord makes no representation or warranty to Tenant that a New Lease will be entered into with a New Tenant.  If a New Lease has not been entered into with a New Tenant on or before February 28, 2009, Landlord shall have the option, in Landlord’s sole and absolute discretion, to elect upon written notice to Tenant to terminate this Agreement.  In the event that Landlord elects to terminate this Agreement, from and after the date of Landlord’s election, this Agreement shall be of no further force and effect and the Lease shall remain in full force and effect as if this Agreement had never been entered into.

2.           Delivery of Possession. Tenant shall deliver possession of the Premises to Landlord in its “as is” condition one (1) business day after Landlord gives Tenant written notice of Landlord’s desire to take possession of the Premises, time being of the essence.  At the time Tenant delivers possession of the Premises to Landlord, Tenant shall no longer have the right to possession of the Premises or to have access to the Premises.  Tenant may deliver possession of the Premises to Landlord with Precise Software Solutions, Inc. in possession of the Premises.

3.           Termination of Lease.  The Lease shall be deemed terminated on the date Tenant delivers possession of the Premises to Landlord pursuant to Section 2 above (the "Termination Date").  Prior to the Termination Date, the Lease shall remain in full force and effect and Tenant shall pay all Base Rent, Operating Expenses, Real Property Taxes and other amounts payable by Tenant under the Lease for periods accruing prior to the Termination Date.  Tenant’s obligation to pay such amounts shall survive the termination of the Lease.

4.           Termination Payment.  In consideration for Landlord's agreement to terminate the Lease, Tenant shall pay to Landlord the sum of $40,000.00 (the "Termination Payment"). The Termination Payment is in addition to, and shall not be credited against, all other amounts payable by Tenant under the Lease prior to the Termination Date.

5.           Security Deposit.  Landlord acknowledges that Tenant has provided it with a security deposit of $40,000.00, and the security deposit shall be retained by Landlord as payment of, and in full satisfaction of, the Termination Payment.

6.           Indemnity.  Notwithstanding the termination of the Lease and Section 9 below, Tenant shall indemnify, defend and hold harmless Landlord from all demands, expenses, claims, losses, causes of action and damages or suits of any nature whatsoever which arise out of the acts or omissions of Tenant prior to the termination of the Lease which were Tenant's responsibility under the Lease. Tenant's obligations under Section 21 of the Lease shall survive the termination of the Lease, and Tenant's obligations under Section 21 of the Lease shall not be released pursuant to Section 9 of this Agreement.

7.           No Subtenancies.  Tenant represents and warrants that Tenant has not subleased all or any portion of the Premises to any person or entity other than Precise Software Solutions, Inc., and that Tenant has not assigned the Lease.

8.           Release of Landlord.  As of the Termination Date, Tenant, for itself and for its affiliated corporations, limited liability companies and partnerships, officers, directors, shareholders, agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Landlord and Landlord’s property manager and their respective members, officers, partners, agents, representatives, employees, servants, attorneys, successors in interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys' fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Lease or Tenant's occupation of the Premises.  Tenant acknowledges and agrees that the release set forth above applies to all claims relating to the Lease whether those claims are known or unknown, foreseen or unforeseen. Tenant hereby waives application of California Civil Code Section 1542 which reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor."

9.           Release of Tenant.  Subject to the performance by Tenant of all of its obligations under this Agreement (none of which are released by this section), as of the Termination Date, Landlord, for itself and for its affiliated corporations, limited liability companies and partnerships, members, officers, agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Tenant and its officers, directors, shareholders, agents, representatives, employees, servants, attorneys, successors in interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys' fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Lease and Tenant's occupation of the Premises. Subject to the performance by Tenant of all of its obligations under this Agreement, Landlord acknowledges and agrees that the release set forth above applies to all claims relating to the Lease whether those claims are known or unknown, foreseen or unforeseen. Landlord hereby waives application of California Civil Code Section 1542 which reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor."

10.           Confidentiality.  Tenant agrees not to disclose the terms and conditions of this Agreement to any person or entity other than its attorney, including, but not limited to, the other tenants of the Building identified in the Lease.  Nothing contained in this section shall prevent Tenant from producing this Agreement in a legal proceeding if such production is legally required of Tenant, or otherwise disclosing the terms of this Agreement as may be required by any regulatory agency or rule making body, or disclosing same to Tenant’s shareholders.  Tenant acknowledges and agrees that it shall be responsible to Landlord for any damages Landlord may incur due to Tenant's breach of this section.

11.           General.  The persons executing this Agreement on behalf of the parties hereto represent and warrant that they have the authority to execute this Agreement on behalf of said parties and that said parties have authority to enter into this Agreement.  Landlord's obligations under this Agreement are conditioned and contingent upon the performance by Tenant of all of its obligations under this Agreement.  This condition is for the sole benefit of Landlord and may be waived by Landlord at any time upon written notice to Tenant.  Landlord and Tenant acknowledge that they have received independent legal advice from their attorneys with respect to the advisability of executing this Agreement.  If a party files a legal action to enforce this Agreement, the prevailing party in such action shall be entitled to recover all of its reasonable attorneys' fees and costs. This Agreement contains the entire agreement between the parties and may only be modified or amended by a writing signed by all parties. This Agreement is entered into and shall be construed and interpreted in accordance with the laws of the State of California. The parties hereto represent and warrant that they have not transferred or otherwise assigned, either by contract or operation of law, any of the claims released under this Agreement.  Preparation of this Agreement by Landlord or Landlord's agent and submission of same to Tenant shall not be deemed an offer by Landlord to enter into this Agreement.  This Agreement shall become binding upon Landlord only when fully executed by all parties and when Landlord has delivered a fully executed copy of this Agreement to Tenant.

12.           Counterparts and Facsimiles.  This Agreement may be executed in one or more counterparts, which shall be deemed effective upon full execution of this Agreement by all parties.  Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.  In addition, a copy of this Agreement executed by a party hereto and telecopied to the other party shall be deemed to constitute delivery of an originally executed copy of this Agreement to the other party.  A facsimile signature shall be enforceable to the same extent as an original signature.

IN WITNESS WHEREOF, the parties hereby execute this Agreement.

LANDLORD:

The Realty Associates Fund VII, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund VII, LLC
its General Partner

By:	Realty Associates Advisors LLC, its Manager

By:	Realty Associates Advisors Trust,
its Manager

By:	/s/ Scott W. Amling , Regional Director
Officer

TENANT*:

Puredepth, Inc., a Delaware corporation

By:	/s/ Jonathan McCaman

Jonathan J. McCaman
(print name)

Its:	CFO
(print title)

By:	/s/ Martin McCarthy

Martin McCarthy
(print name)

Its:	Controller and Assistant Secretary
(print title)

*Authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing.  The agreement must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this agreement.

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